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                                                                    Exhibit 3(c)

                              AMENDED AND RESTATED
                               SERVICING AGREEMENT

                      RELATED TO THE DISTRIBUTION AGREEMENT
     BETWEEN CUNA MUTUAL INSURANCE SOCIETY AND CUNA BROKERAGE SERVICES, INC.
                      FOR VARIABLE UNIVERSAL LIFE CONTRACTS

This Agreement is made effective as of this 1st day of January, 2008 by and between CUNA Mutual Insurance Society (CMIS), a mutual life insurance company domiciled in the State of Iowa with its principal office located in Waverly, Iowa, and CUNA Brokerage Services, Inc. (CUNA Brokerage), a registered broker-dealer domiciled in the State of Wisconsin with its principal office located in Waverly, Iowa.

WHEREAS, CUNA Mutual Life Insurance Company (formerly known as Century Life of America) entered into a Servicing Agreement for variable universal life contracts with CUNA Brokerage dated as of January 1, 1996, pursuant to which the terms under which CUNA Brokerage would be compensated for its services to CUNA Mutual Life Insurance Company as principal underwriter and distributor of such company's variable universal life contracts were delineated;

WHEREAS, effective December 31, 2007, CUNA Mutual Life Insurance Company merged with and into CMIS; and

WHEREAS, in light of the merger and certain changes to the business operations of CMIS and CUNA Brokerage, the parties desire to amend this Servicing Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Payments to and on behalf of CUNA Brokerage shall be properly reflected on the books and records maintained on behalf of CUNA Brokerage by CMIS, so as to be in compliance with applicable law and regulation.

2. CMIS shall maintain payroll records (for the benefit of CUNA Brokerage) which are consistent with its own payroll records kept in the ordinary course of business. CMIS shall remit directly to the proper taxing authorities all applicable payroll taxes and other applicable sums to be deducted from compensation payable to registered representatives of CUNA Brokerage. CMIS shall pay such compensation and taxes out of the dealer concession described in Schedule A.

3. Schedule A is incorporated by reference into this Agreement for all purposes as though set out in its entirety herein. When and if Schedule A is amended, the amendments will be incorporated by reference into this Agreement for all purposes; provided, however, that in the event of a conflict between the provisions contained in the Schedule and the provisions of this Agreement, the provisions of this Agreement shall control.

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IN WITNESS WHEREOF, the undersigned, as duly authorized officers, have caused this Agreement to be executed on behalf of their respective companies.

                                        CUNA Mutual Insurance Society


                                        BY: /s/ Steven R. Suleski
                                            ------------------------------------
                                            Steven R. Suleski
                                            VP and Associate General Counsel


                                        CUNA BROKERAGE SERVICES, INC.


                                        BY: /s/ Mark E. Backes
                                            ------------------------------------
                                            Mark E. Backes
                                            President


                                        2

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                                   SCHEDULE A

1. CMIS shall pay to and on behalf of CUNA Brokerage, from the gross premium CMIS receives from MEMBERS(R) Variable Universal Life, as a dealer concession:

     (1) First Policy Year: One hundred five percent (105%) of the premium received up to the Minimum Premium and seven and three tenths percent (7.3%) of any premium in excess of the Minimum Premium. The Minimum Premium is the minimum annual amount that, if paid each year for the first three years, will keep the No-Lapse Guarantee in effect for that time. The Minimum Premium is recorded on the specifications page of each Policy. The No-Lapse Guarantee is described in the Policy prospectus.

     (2) Second Through Tenth Policy Years: Five percent (5%) of premium received each year up to and including the tenth policy year.

     (3) Increase in Specified Amount: The amount of Minimum Premium will be determined as though a new policy had been issued for the amount of the increase, except that the monthly policy fee will not be included in the Minimum Premium calculation. The amount of the dealer concession is as described above under "First Policy Year" and "Second Through Tenth Policy Years."

2. CMIS, on behalf of CUNA Brokerage, shall pay to registered representatives of CUNA Brokerage the compensation specified in the various agreements between the parties for products sold by such registered representatives on behalf of CMIS.

3.   CMIS will use any remaining dealer concession on behalf of CUNA Brokerage by:

     - maintaining payroll records as described in paragraph 2 of this Servicing Agreement;

     - performing the services described in Article 3 of the Distribution Agreement between CMIS and CUNA Brokerage for Variable Universal Life Contracts; and

     - providing overhead support related to the distribution systems specified in this Section 3.

     This Schedule A is approved, effective as of this 1st day of January, 2008.

                                        CUNA Mutual Insurance Society


                                        BY: /s/ Steven R. Suleski
                                            ------------------------------------
                                            Steven R. Suleski
                                            VP and Associate General Counsel


                                        CUNA BROKERAGE SERVICES, INC.


                                        BY: /s/ Mark E. Backes
                                            ------------------------------------
                                            Mark E. Backes
                                            President


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